EXHIBIT 16.1 December 4, 2023 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Ladies and Gentlemen: We have read Item 4.01 of Form 8-K dated December 4, 2023 of Arrowhead Pharmaceuticals, Inc. and are in agreement with the statements contained in part (a) therein. We have no basis to agree or disagree with the statements in part (b) therein. Rose, Snyder & Jacobs LLP Encino, CA